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                                                                      Exhibit 99

CONTACTS:   Thomas E. Hoppin        Robert Fort
                  CSX Corporation         Norfolk Southern Corporation
                  804-782-1450                  757-629-2710

FOR IMMEDIATE RELEASE

                 CSX AND NORFOLK SOUTHERN FILE APPLICATION
             FOR HISTORIC RESTRUCTURING OF EASTERN RAIL SYSTEM
         Carriers Seek STB Approval for Division of Conrail System

      WASHINGTON - June 23, 1997 - CSX Corporation (NYSE: CSX) and Norfolk Southern Corporation (NYSE: NSC) today asked the Surface Transportation Board to approve their acquisition of Conrail Inc. The proposed transaction would reshape the eastern rail system and restore competition to the largest market in the Northeast for the first time in more than two decades.

      The two carriers filed an eight-volume application detailing nearly $1 billion in public benefits from the transaction, which will usher in a new era of rail service and rail-truck competition. The 15,000-page application lists dozens of service and infrastructure improvements that will deliver more reliable and efficient service to thousands of customers.

      In presenting the case for the most far-reaching railroad restructuring in history, the companies said they will spend a combined $1.2 billion for capital improvements. The money will be spent over three years for such things as track improvements, added capacity, new or expanded freight terminals, clearance projects, new automobile distribution centers.

      The two carriers announced April 8 that they had reached an agreement to acquire Conrail and operate its routes and assets in a $10 billion transaction, with Norfolk Southern getting 58 percent and CSX 42 percent. Today's filing starts the clock on the 350-day schedule the Surface Transportation Board (STB) has set to consider the application.

      In the application, the companies said their plan will create balanced competition in the East, extend their reach into large new markets and replace Conrail's monopoly with head-to-head rail competition. The companies said the transaction will stimulate economic growth in the Northeast by improving transportation options for industries throughout the region.

      The restructuring will result in two well-matched rail systems with both providing single-line service. CSX will operate more than 23,000 route miles in 23 states and Norfolk Southern more than 21,000 miles in 22 states.

      "For the first time since the 1960s, we will have two balanced Class I railroads competing throughout the eastern United States," John W. Snow, chairman, president and chief executive officer of CSX, said in a statement submitted to the Board. "This new era of competition will be between two vigorous companies that have a proud record of seeking maximum efficiency and good rates for customers."
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      David R. Goode, chairman, president and chief executive officer of Norfolk
Southern, said, "The transaction is by far the most pro-competitive railroad restructuring in history. It will create two new Northeast/Southeast rail systems that will do their utmost to best each other in the marketplace every day. This will bring about a blossoming of rail competition the likes of which the Northeast has not experienced in decades."

      In support of their application, Norfolk Southern and CSX submitted to the STB more than 2,300 letters from shippers, public officials and other railroads, the strongest show of support ever for a railroad transaction.

      "The elimination of the Conrail monopoly alone is a substantial public benefit," the two railroads said in their application, noting that many customers will benefit from more efficient routings and extended single-line service that will eliminate delays and the costs of transferring shipments from one rail carrier to another.

      In addition, the projected diversion of traffic from congested highways to rail will deliver significant benefits to the public. The two carriers estimated that within three years the transaction annually will save 120 million gallons of diesel fuel, eliminate more than a million truck trips, reduce truck traffic on the nation's highways by more than 780 million miles, and save about $94 million in highway maintenance costs.

      Detailing the planned capital investments, CSX estimated it will spend more than $488 million for projects that include $83 million for Conrail route improvements, $151 million in corridor upgrades, nearly $76 million for expansion or improvement of intermodal and automobile facilities, more than $77 million for merchandise terminals, and the remainder in mechanical facilities and other projects.

      Norfolk Southern said it will spend about $729 million on major capital improvements and equipment purchases. The projects include about $220 million for expansion or improvements in intermodal facilities, $130 million for corridor upgrades, about $70 million to improve existing Conrail routes, $30 million for new automobile facilities, about $100 million to improve mechanical facilities, $26 million for track connections and $98 million for new equipment.

      Other highlights of the joint application:
          A huge increase in single-line service, providing shippers with shorter transit times and more reliable service. For shipments of automobiles, chemicals, agricultural commodities and other merchandise, a projected 233,000 additional shipments will move on a single carrier with no intermediate transfer.
          A 15,000-shipment increase in single-line service for coal.
          The return of competitive rail service to the New York/New
         Jersey metropolitan area, the largest consumer market in the country, for the first time in more than two decades.
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      The transaction will affect employment through the creation,  transfer and elimination of certain positions over three years. CSX and Norfolk Southern project that over that period they jointly will eliminate about 3 percent of the nearly 73,000 positions at the three railroads. CSX and Norfolk Southern said they expect the restructuring in the long run will boost rail transportation and create new jobs in the industry.

      CSX Corporation, headquartered in Richmond, Va., is an international transportation company offering a variety of rail, container-shipping, intermodal, trucking, barge and contract logistics management services. The company's 18,500 route-mile rail system links 20 states in the East and Midwest.

      Norfolk Southern is a Virginia-based holding company with headquarters in Norfolk, Va. It owns a major freight railroad, Norfolk Southern Railway Company, which operates about 14,300 miles of road in 20 states, primarily in the Southeast and Midwest, and the Province of Ontario, Canada. The corporation also owns North American Van Lines, Inc., and Pocahontas Land Corporation, a natural resources company.

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Additional  information about the transaction can be found on the World Wide Web sites of CSX (http://www.csx.com) and Norfolk Southern (http://www.nscorp.com).